Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161 F 208-331-5757

News Release

Media contact Lisa Chapman Office 208-384-6552	Investor relations contact Wayne Rancourt Office 208-384-6073

For immediate release: October 30, 2019
Boise Cascade announces Sue Taylor elected to its Board
BOISE, Idaho - Boise Cascade Company (Boise Cascade) (NYSE: BCC) today announced that Sue Taylor was elected to its Board of Directors (Board) and will serve on the Board's Audit Committee.

Ms. Taylor is the Chief Information Officer at the Bill and Melinda Gates Foundation in Seattle, WA. Ms. Taylor has more than 35 years of broad industry experience spanning manufacturing, retail, transportation and communications. Prior to joining the Foundation, she served as VP of Applications and Business Transformation at Honeywell; CIO and VP of Human Resources at Intermec Technologies; and Accounting Leader with Fujitsu Business Systems and Allied-Signal.

“We are delighted to have Ms. Taylor join the Boise Cascade Board,” said Tom Carlile, chair. “She has successfully led major business transformation efforts throughout her career. Her leadership in technology, human capital management, strategic planning and change management will bring valuable insights to our organization.”

Ms. Taylor currently serves on the Robert Chinn Foundation and the Trustee Advisory Board for the University of Iowa’s Tippie College of Business. She received her Master of Business from University of Iowa and a Bachelor of Science degree from California State University, Dominquez Hills. Throughout her career, she obtained a number of certifications including Project Management Professional (PMP), Green Belt Six Sigma and Change Management/Situation Leadership.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.